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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement (No. 333-            ) on Form S-3 of CapitalSource Inc. to be filed with the Securities and Exchange Commission on or about October 31, 2008 of our report dated October 6, 2008 relating to the financial statements of the Fremont Retail Deposit Division and Significant Assets (A Carve-Out Business of Fremont Investment & Loan) as of December 31, 2007 and for the year then ended (which includes an explanatory paragraph relating to the presentation of the carve-out entity on a stand-alone basis), which appears in such Registration Statement. We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California
October 30, 2008

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  Exhibit 23.2